Exhibit 10.1

CHEVRON BRANDED MARKETER AGREEMENT

Dated: June 17, 2008

CHEVRON PRODUCTS COMPANY (“Chevron”), a division of Chevron U.S.A. Inc., and SUSSER PETROLEUM CO LLC (“Marketer”) hereby agree as follows:

1. Area of Primary Responsibility.

Chevron hereby appoints Marketer, upon the terms and conditions herein provided, its nonexclusive distributor (“Chevron Marketer”) of the Chevron brand and other petroleum products of Chevron specified in section 3 of this agreement, with responsibility to serve and develop trade for such petroleum products in the following counties (“Marketer’s area of primary responsibility”) :

County	State
Atascosa	Texas
Bexar	Texas
Brazoria	Texas
Cameron	Texas
Castro	Texas
Crockett	Texas
Ector	Texas
Fayette	Texas
Fort Bend	Texas
Gaines	Texas
Galveston	Texas
Gonzales	Texas
Harris	Texas
Henderson	Texas
Hidalgo	Texas
Hockley	Texas
Howard	Texas
Irion	Texas
Liberty	Texas
Medina	Texas
Midland	Texas
Montgomery	Texas
Nueces	Texas
Polk	Texas
Reagan	Texas
Reeves	Texas
San Patricio	Texas
Sutton	Texas
Tarrant	Texas
Tom Green	Texas
Travis	Texas
Val Verde	Texas
Walker	Texas
Waller	Texas
Williamson	Texas
Winkler	Texas

It is understood that Chevron may also engage in the sale and distribution of the same petroleum products in Marketer’s area of primary responsibility directly to consumers and by supply to other resellers.

2. Term.

The term of this agreement shall commence on September 1, 2008, and shall end on August 31, 2011.

3. Products and Quantities.

(a) Purchase and Sale Obligations. During the term of this agreement, Marketer shall purchase from Chevron such quantities of each of the petroleum products of Chevron specified below as are necessary to serve customer demand for such petroleum products of Chevron in Marketer’s area of primary responsibility.

Products

Chevron Diesel Fuel No. 2

Chevron Motor Gasolines

Subject to the limitations set forth in this section 3, Chevron shall sell to Marketer such quantities of such petroleum products as Marketer may order from Chevron. Without limitation on the generality of the foregoing, Marketer agrees to purchase from Chevron during each contract year not less than 5,000,000 gallons of Chevron branded motor gasoline.

(b) Seasonal Adjustment of Monthly Percentages. As used herein, the “Seasonal Monthly Percentage” for a particular delivery point for a particular product for a particular month means: the average percentage over the prior 10 calendar years (or for such lesser period as Chevron has complete data) of the total annual deliveries of the particular product to all Chevron customers made during the particular calendar month from all of the delivery points within the applicable “Terminal Group.” The “Terminal Group” shall consist of one or more delivery points in the same geographic region as designated by Chevron from time to time. For example, if for the prior 10 years, on average, 7.2 percent of the annual total motor gasoline deliveries to Chevron customers from all of the delivery points in the Terminal Group were made during the month of March, then the Seasonal Monthly Percentage for motor gasoline for March would be 7.2 percent.

(c) Monthly Limitation on Sale Obligation. Subject to adjustment as set forth in sections 3(d) – 3(f) below, Chevron shall not be obligated to sell to Marketer in any calendar month at any delivery point quantities of any petroleum product in excess of the Seasonal Monthly Percentage times the quantities of such petroleum product actually purchased by Marketer from Chevron and delivered by Chevron to Marketer at the particular delivery point (the “Terminal Annual Quantities”) during the 12 calendar months immediately preceding the calendar month in question (e.g., the applicable 12-month period for the month of July would begin with the month of July during the prior calendar year and run through the month of June of the current calendar year), either under this agreement or under any similar prior agreement between Chevron and Marketer.

(d) Adjustment for New Marketers. If Marketer has not been a Chevron Marketer prior to execution of this agreement, then the limitation set forth in section 3(c) shall not apply during the first 12 months of the term hereof. During such initial 12-month period, Chevron shall not be obligated to sell to Marketer in any calendar month at any delivery point quantities of any petroleum product in excess of the Seasonal Monthly Percentage times the sum of the annual volumes for the particular petroleum product to be delivered at the particular delivery point specified in Exhibit A of the Authorization Agreements for each active retail outlet entered into between Chevron and Marketer pursuant to section 8(f) of this agreement.

(e) Adjustment for New Retail Outlets. In calculating the volume limitations set forth in section 3(c), an adjustment shall be made as follows in the Terminal Annual Quantities for each petroleum product to reflect any Authorization Agreements entered into between Chevron and Marketer, and dated after the date of this agreement, for retail outlets not previously supplied with Chevron motor fuels by Marketer (“new retail outlet”): During the year following the date (the “Start Date”) on which the new retail outlet first commences sale of Chevron motor fuels to motorists (as reflected by sales recorded by Chevron’s Retail Technology System, or any successor system (the “RTS”)), a percentage (the “Shortfall Percentage”) of the annual volume for the applicable petroleum product specified in Exhibit A to the Authorization Agreement for the new retail outlet shall be added to the Terminal Annual Quantities for the particular delivery point to reflect the fact that Marketer’s actual purchases from Chevron during the portion of the relevant 12-month period falling before the Start Date will not reflect the increase in Marketer’s business due to sales at the new retail outlet. The Shortfall Percentage shall be calculated by adding the Seasonal Monthly Percentages for the applicable product for any full calendar months during the relevant 12-month period falling before the Start Date for the particular retail outlet. (An example of the adjustments contemplated by this section 3(e) is set forth in Exhibit A hereto.)

(f) Adjustment for Inactive Retail Outlets. A retail outlet for which Marketer and Chevron have entered an Authorization Agreement shall be considered “inactive” for purposes of this section 3 (and shall not be considered “active” for purposes of section 3(d)) if (1) no motor fuel sales have been recorded at the retail outlet by the RTS for 10 consecutive days, unless Marketer has given Chevron prior written notice that such retail outlet will be temporarily out of service for maintenance or construction work together with the Marketer’s reasonable estimate of the period of time that such retail outlet will be out of service or (2) either Chevron or Marketer have terminated the Authorization Agreement for the particular retail outlet. In calculating the volume limitations set forth in section 3(c) an adjustment shall be made to reflect any inactive retail outlet, as follows: The Terminal Annual Quantities for the particular petroleum product at the particular delivery point shall be reduced by the amount of the volume of the particular petroleum product sold at the inactive retail outlets during the relevant 12-month period as recorded through the RTS at the inactive retail outlet. (An example of the adjustments contemplated by this 3(f) is set forth in Exhibit A hereto.)

(g) Other Limitations. As used herein, “contract year” shall mean a 12-month period commencing with the first day of the term of this agreement or any anniversary thereof during the term of this agreement. Deliveries by Chevron to Marketer for any fraction of a calendar month or contract year that this agreement may be in effect shall be in proportion to the quantities specified above. Although not required to do so, Chevron may at its option and after request by Marketer elect to sell to Marketer quantities of petroleum products in excess of the maximum quantities specified herein. Deliveries by Chevron to Marketer shall be spaced reasonably evenly over the month in accordance with such procedures as may be reasonably established from time to time by Chevron. Marketer’s purchases of each grade of a particular grade or category of petroleum product shall be in such proportion as Chevron in its sole discretion shall determine.

4. Delivery.

(a) Delivery Points. Subject to later change by Chevron as set forth below, Chevron shall deliver or arrange for the delivery of petroleum products to Marketer in the manner and at the delivery points set forth below.

Products	Delivery Point	Type of Delivery
Chevron Diesel Fuel No. 2	FORT WORTH TX TRM CHEVRON	Bulk Transport
Chevron Diesel Fuel No. 2	GALENA PARK TX TRM CHEVRON	Bulk Transport
Chevron Diesel Fuel No. 2	BROWNSVILLE TX TRM CITGO	Bulk Transport
Chevron Diesel Fuel No. 2	HARLINGEN TX TRM VALERO	Bulk Transport
Chevron Diesel Fuel No. 2	SAN ANTONIO TX TRM FLINT HILL	Bulk Transport
Chevron Diesel Fuel No. 2	PASADENA TX TRM KINDER MORGAN	Bulk Transport
Chevron Diesel Fuel No. 2	ODESSA TX TRM MAGELLAN	Bulk Transport
Chevron Diesel Fuel No. 2	BEAUMONT TX TRM EXXONMOBIL	Bulk Transport
Chevron Diesel Fuel No. 2	CENTER TX TRM EXXONMOBIL	Bulk Transport
Chevron Diesel Fuel No. 2	VICTORIA TX TRM CITGO	Bulk Transport
Chevron Diesel Fuel No. 2	HEARNE TX TRM EXXONMOBIL	Bulk Transport
Chevron Diesel Fuel No. 2	CORPUS CHRISTI TX TRM FLNT HIL	Bulk Transport
Chevron Diesel Fuel No. 2	AUSTIN TX TRM FLINT HILLS RES	Bulk Transport
Chevron Diesel Fuel No. 2	LAREDO TX TRM VALERO	Bulk Transport
Chevron Motor Gasolines	FORT WORTH TX TRM CHEVRON	Bulk Transport
Chevron Motor Gasolines	BEAUMONT TX TRM EXXONMOBIL	Bulk Transport
Chevron Motor Gasolines	ABERNATHY TX TRM VALERO	Bulk Transport
Chevron Motor Gasolines	SAN ANGELO TX TRM PRIDE	Bulk Transport
Chevron Motor Gasolines	ODESSA TX TRM MAGELLAN	Bulk Transport
Chevron Motor Gasolines	CENTER TX TRM EXXONMOBIL	Bulk Transport
Chevron Motor Gasolines	BIG SANDY TX TRM CHEVRON	Bulk Transport
Chevron Motor Gasolines	PASADENA TX TRM KINDER MORGAN	Bulk Transport
Chevron Motor Gasolines	VICTORIA TX TRM CITGO	Bulk Transport
Chevron Motor Gasolines	SAN ANTONIO TX TRM FLINT HILL	Bulk Transport
Chevron Motor Gasolines	HEARNE TX TRM EXXONMOBIL	Bulk Transport
Chevron Motor Gasolines	HARLINGEN TX TRM VALERO	Bulk Transport
Chevron Motor Gasolines	CORPUS CHRISTI TX TRM FLNT HIL	Bulk Transport
Chevron Motor Gasolines	BROWNSVILLE TX TRM CITGO	Bulk Transport
Chevron Motor Gasolines	AUSTIN TX TRM FLINT HILLS RES	Bulk Transport
Chevron Motor Gasolines	GALENA PARK TX TRM CHEVRON	Bulk Transport
Chevron Motor Gasolines	CADDO MILLS TX TRM TRUMAN	Bulk Transport

Chevron shall have the right at any time in its absolute discretion to change any of the above delivery points. In the event of any such change, the Terminal Annual Quantities attributable to the discontinued delivery point shall be allocated to the new or changed delivery points in such proportion as Chevron may specify.

(b) Legal Transfer. Title and risk of loss shall pass to Marketer at the delivery point.

(c) Delivery into Marketer’s Vehicles. If deliveries are to be made into vehicles supplied by Marketer, Chevron shall not be required to make such deliveries into such vehicles unless they are clean and empty immediately prior to delivery and shall not be required to load or deliver quantities less than the full capacity of the vehicle, except as otherwise authorized by Chevron from time to time. Marketer shall comply with such reasonable rules and regulations as Chevron may from time to time establish regarding deliveries by Chevron into Marketer’s vehicles.

(d) Delivery into Marketer’s Storage Facilities. If deliveries are to be made into Marketer’s storage facilities, Marketer shall provide storage facilities sufficient to enable it to receive such deliveries and shall provide Chevron with unimpeded and adequate ingress thereto and egress therefrom twenty-four hours per day. Marketer shall comply with such reasonable rules and regulations as Chevron may from time to time establish regarding deliveries by Chevron into Marketer’s storage facilities.

(e) Delivery by Barge. If deliveries are to be made by barge, Marketer shall provide free wharfage at the delivery point where the barge may at all times lie safely afloat.

(f) Demurrage. Marketer shall reimburse Chevron on demand for any demurrage or other charges incurred by Chevron by reason of Marketer’s failure to unload any delivery vehicle or release the same within the time allowed therefor without demurrage or other charge even though such failure may have arisen from causes beyond the control of Marketer.

(g) Orders for Delivery. Deliveries by Chevron to Marketer shall be made after reasonable notice from Marketer. All orders for delivery of petroleum products covered by this agreement shall be placed by Marketer at Chevron’s designated order point, unless Chevron gives Marketer written notice of alternate arrangements.

5. Price.

The prices that Marketer shall pay Chevron for petroleum products purchased hereunder shall be Chevron’s prices to Marketer in effect at the time and place of each delivery for the particular product, grade, quantity and type of delivery involved, as established by Chevron from time to time. Chevron shall have the right at any time without prior notice to Marketer to change any or all such prices or the method by which Chevron’s prices to Marketer are determined.

6. Payment Terms.

(a) Cash Terms. Marketer shall, except at Chevron’s option, pay Chevron cash before delivery for petroleum products purchased hereunder.

(b) Optional Credit Terms. Chevron’s affiliate, Chevron Finance Company (“CFC”), has authorized Chevron to make sales of petroleum products against the credit of CFC to Chevron Marketers that CFC approves for such credit sales. If Marketer is so approved (and continues to be so approved) by CFC and Chevron elects to make sales to Marketer under the CFC credit arrangement, then any credit extended on such sales shall be extended by CFC and Marketer shall make payments to CFC for all petroleum products purchased hereunder on credit. Marketer acknowledges the importance of payment within the terms specified when credit is extended and agrees that past due amounts shall bear interest at the rate of 18% per year or the maximum rate permitted by the state of Marketer’s residence as specified in section 20 of this agreement, whichever is less. If Marketer fails to make payment within the specified terms, such failure shall, at Chevron’s option, be deemed a breach of this entire agreement and, in addition to such other remedies as it may have, Chevron shall have thereafter the right to demand advance cash payment, to withhold deliveries until such advance payment (including payment of all amounts then outstanding for petroleum products delivered by Chevron to Marketer hereunder) is received, or to terminate this agreement. The acceptance of any payment by CFC or Chevron after the due date shall not waive any of CFC’s or Chevron’s rights hereunder nor shall such withholding of deliveries or termination of this agreement affect any obligation of Marketer hereunder. If credit is extended to Marketer by CFC or Chevron, Marketer shall furnish CFC and Chevron with such information regarding Marketer’s financial condition as CFC or Chevron may reasonably request from time to time.

(c) Change of Payment Terms. Chevron’s terms of payment are subject to change without notice at the discretion of Chevron.

7. Charge or Tax.

Any tax, duty, toll, fee, impost, charge or other exaction, or the amount equivalent thereto, and any increase thereof now or hereafter imposed, levied or assessed by any governmental authority upon, measured by, incident to or as a result of the transactions herein provided for (other than local, state and Federal net income taxes measured by the net income of Chevron from all sources), or the transportation, importation, production, manufacture, use or ownership of the goods the subject of this agreement, shall, if collectible or payable by Chevron, be paid by Marketer on demand by Chevron. Any such payments shall be in addition to the prices otherwise herein provided for. Marketer shall, at Chevron’s request, execute and deliver to Chevron such certificates or other documents as Chevron may reasonably require in order to enable Chevron to secure any tax exemption which may be available in connection with sales or deliveries hereunder.

8. Product Identity and Chevron’s Insignia.

(a) Product Quality. The petroleum products covered by this agreement shall be Chevron’s brands, grades and quality thereof, respectively, as established by Chevron from time to time for its Chevron Marketers at the time and place of delivery. Marketer shall not permit the adulteration of any petroleum products purchased hereunder.

(b) Product Identity. Except as otherwise provided in paragraph (g) of this section 8, Marketer agrees that the petroleum products purchased hereunder shall be sold by Marketer as the products of Chevron and only under the trademarks and trade names authorized for such products by Chevron. At no time shall any product not authorized by Chevron to be sold thereunder be offered for sale or sold under such trademarks and trade names. Marketer shall see that any likelihood of confusion between Chevron’s products and those of others and any likelihood of substitution or commingling of the products of others as or with those of Chevron is eliminated and shall comply with such reasonable rules and regulations in this regard as Chevron may from time to time establish. Chevron’s representatives shall have the right at any time to enter upon the premises where the petroleum products purchased hereunder are stored by or for Marketer and to take samples of such petroleum products for testing purposes, compensating Marketer (at Marketer’s cost, which for this purpose shall be based on Chevron’s price to Marketer hereunder in effect at the time such samples are taken, or, at Chevron’s option, in kind) for any products so taken.

(c) Chevron’s Insignia. Marketer recognizes Chevron’s right to use and authorize others to use all trademarks, service marks, trade names, color schemes and service station designs and other elements of Chevron’s trade dress (collectively “Chevron’s insignia”) utilized by Chevron to identify products and services or the places or outlets where they are sold or marketed. Marketer agrees not to claim any right, title or interest in Chevron’s insignia. Marketer acknowledges the need to control Marketer’s use of Chevron’s insignia in order to maintain the validity thereof and to assure the continued recognition of, acceptance by, and high regard of the motoring public and other consumers for the products and services and retail outlets identified by Chevron’s insignia. Accordingly, Marketer agrees that Chevron’s insignia shall be used only in such manner as may be approved by Chevron and that Chevron may from time to time change Chevron’s insignia and its promotional materials as it sees fit. Marketer shall not simulate in any way any of Chevron’s insignia. Marketer shall not use any of Chevron’s insignia in Marketer’s company name, nor permit such use in the name of any company in which Marketer has an interest. Marketer shall not register an Internet domain name containing Chevron’s insignia without Chevron’s prior written consent. Any domain name containing Chevron’s insignia shall be deemed to be Chevron’s insignia for purposes of this agreement. Upon termination of this agreement, Marketer shall immediately (1) discontinue any and all use of Chevron’s insignia, (2) obliterate Chevron’s insignia from all real or personal property utilized by Marketer, and (3) remove Chevron’s insignia from all telephone directory listings and any other advertising media utilized by Marketer. Marketer shall thereafter refrain from making any statements or engaging in any conduct that suggests that Marketer remains affiliated with Chevron in any way. Marketer likewise shall obliterate Chevron’s insignia from any real or personal property of Marketer before selling such property to a third party.

(d) Chevron Signs. Signs bearing Chevron’s insignia (including primary identification signs, interior-lighted price signs, pump island spanners, canopy graphics, windshield water and towel holders, and other identifications) are referred to in this section 8 as “Chevron signs” whether they are owned by Chevron, Marketer or another party. Marketer shall use Chevron signs (or permit their use by others) only (1) in connection with products manufactured or handled by Chevron, (2) in such manner as may be approved by Chevron, (3) in connection with the operation of a Chevron-approved retail outlet offering Chevron brand motor fuels for sale to the general public, and (4) in accordance with Chevron’s image standards for branded retail outlets. All trademark, service mark, copyright rights and other intellectual property rights in Chevron signs shall remain with Chevron. Marketer may not use other signs to advertise products purchased from Chevron nor place other signs on a sign pole containing a Chevron sign (except motor fuel price signs) without Chevron’s prior written consent. Marketer shall not transfer ownership or possession of any Chevron signs (or any trash valets of the design patented by Chevron) unless the transferee agrees in writing to assume all of Marketer’s obligations under this section 8 and Marketer promptly provides Chevron with a true and correct copy of such assumption agreement.

(e) Chevron’s Right to Change Brands and Discontinue Products. Chevron shall have the right at any time during the term of this agreement to change, alter or amend any of the trademarks and trade names under which the petroleum products covered by this agreement are now or may hereafter be sold. If Chevron shall at any time during the term of this agreement discontinue the marketing of any or all of the petroleum products covered by this agreement, Chevron shall be relieved of all obligation to sell or deliver such discontinued product to Marketer and, if Chevron shall market any other product in lieu of the discontinued product, this agreement shall embrace the new product and all of the terms and conditions hereof previously applicable to the discontinued product shall apply to the new product.

(f) Branding of Retail Outlets. Marketer shall not use Chevron’s insignia at, or authorize or permit their use by the operator of, any service station, cardlock facility or other retail outlet (collectively “retail outlet”) of Marketer or one of Marketer’s customers, unless Chevron in its sole discretion has approved the particular retail outlet as an acceptable outlet for Chevron’s branded products and has entered into a written agreement with Marketer authorizing the use of Chevron’s insignia at such retail outlet (“Authorization Agreement”). If such retail outlet is operated by someone other than Marketer, Chevron shall have the right to condition any Authorization Agreement on the operator entering into a written agreement with Marketer regarding the use of Chevron’s insignia on terms and conditions satisfactory to Chevron. Marketer shall keep complete and accurate records showing the monthly quantities of each petroleum product purchased hereunder supplied by Marketer during the term hereof to each retail outlet for which Chevron has entered into an Authorization Agreement with Marketer. Marketer shall also keep, or shall cause Marketer’s retailer customers to keep, complete and accurate inventory records for all motor fuels stored and sold at such retail outlets. Marketer shall submit copies of such records to Chevron as Chevron may from time to time request.

(g) Disapproved Retail Outlets. If Chevron does not approve the use of Chevron’s insignia at a particular retail outlet, Marketer may, notwithstanding any other provision of this agreement, supply it, provided that Marketer shall not represent or authorize or permit any other person to represent that the petroleum products supplied are the products of Chevron or use or authorize or permit any other person to use any of Chevron’s insignia or any other identification, designation or marking of any kind at such retail outlet that would identify the retail outlet or the products sold thereat with Chevron. It is understood and agreed that petroleum products purchased hereunder and resold at such retail outlet pursuant to this paragraph (g) shall be sold under Marketer’s brands and trade names or those of Marketer’s customers, and Chevron hereby gives its consent to such rebranding of the petroleum products sold at such retail outlet. If such retail outlet is operated by someone other than Marketer, Marketer shall impose the same obligations on the operator by written agreement in a form satisfactory to Chevron. Marketer is not precluded from reselling to anyone lubricants or other petroleum products that were purchased hereunder for resale in the original sealed containers as received bearing any of Chevron’s insignia.

(h) Marketer’s Indemnity Obligations. Marketer’s indemnity obligation under section 17 of this agreement shall include, but not be limited to, any and all expense, liability and claims for damage to property (including property of Marketer), or for injury to or death of any person (including Marketer), directly or indirectly arising or alleged to arise from anything occurring from any cause on or about or in connection with the maintenance, upkeep, repair, replacement or operation of any retail outlet supplied by Marketer (other than retail outlets to which Marketer makes deliveries as Chevron’s agent pursuant to section 22 of this agreement) or anything located thereon, and the insurance to be carried by Marketer pursuant to section 18 of this agreement shall include, but not be limited to, insurance in regard to each such retail outlet (other than retail outlets to which Marketer makes deliveries as Chevron’s agent pursuant to section 22 of this agreement) of the types and in the amounts specified in section 18 of this agreement and, upon request by Chevron, Marketer shall furnish Chevron with satisfactory evidence of the maintenance of such insurance.

(i) Survival of Covenants. The covenants contained in this section 8 shall survive termination of this agreement.

9. Chevron’s Card Programs.

(a) Terms and Conditions of Card Acceptance. Chevron may, at its option, authorize Marketer or one or more of Marketer’s retailer customers to participate in Chevron’s credit card or debit card programs (collectively “Chevron’s card programs”) and accept credit cards or debit cards approved by Chevron for retail sales under Chevron’s card programs. By participating in and submitting credit card or debit card transactions to Chevron for processing under Chevron’s card programs, Marketer agrees to be bound by and honor all of the terms and conditions of the relevant programs, as established by Chevron from time to time. Chevron may now or in the future impose various service charges under Chevron’s card programs, and may refuse to process or may charge back to Marketer credit card or debit card transactions in accordance with the terms and conditions of Chevron’s card programs. Chevron reserves the right at any time to change such terms and conditions, or to terminate Chevron’s card programs or any authorization to Marketer or Marketer’s retailer customers to participate in Chevron’s card programs.

(b) Records. In order to help Chevron administer Chevron’s card programs, Marketer shall keep complete and accurate records showing the dollar amount of the petroleum products purchased hereunder supplied by Marketer during the term hereof to each retail outlet at which credit card or debit card sales are made under Chevron’s card programs. Marketer shall submit copies of such records to Chevron as Chevron may from time to time request.

10. Conduct of Marketer’s Business.

(a) Independent Business. In the performance of this agreement Marketer is engaged in an independent business and nothing herein contained shall be construed as granting Chevron any right to control or direct Marketer with respect to Marketer’s conduct of such business. Chevron has no right to exercise any control over any of Marketer’s employees, all of whom are entirely under the control and direction of Marketer, who shall be responsible for their actions and omissions. Marketer accepts exclusive liability for all contributions and payroll taxes required under Federal Social Security laws and State Unemployment Compensation laws or other payments under any laws of similar character as to all persons employed by and working for Marketer.

(b) Legal Compliance. Marketer shall conduct all operations hereunder in strict compliance with all applicable laws, ordinances and regulations of all governmental authorities, including but not limited to all rules and regulations of the Department of Transportation, the Federal Petroleum Marketing Practices Act and all applicable franchise laws and regulations. Marketer shall supply Chevron with all information which Chevron shall reasonably request to enable Chevron to comply with all applicable laws, ordinances and regulations of all governmental authorities. Marketer’s indemnity obligation under section 17 of this agreement shall include, but not be limited to, any and all expense, liability, claims, fines, civil penalties or demands which may arise or be assessed as a result of any failure by Marketer to comply with any of the foregoing governmental requirements.

(c) Sale of Chevron’s Products. Marketer shall diligently promote the sale in Marketer’s area of primary responsibility of the Chevron branded petroleum products purchased by Marketer under this agreement, and shall conduct the operation of Marketer’s business in such a manner as to promote goodwill toward Chevron and its products. Marketer shall not disparage or diminish in any way by act or omission the good reputation of Chevron’s products or the retail outlets at which Chevron’s products are sold. Without limitation on the foregoing, at no time shall Marketer solicit, request or ask any customer then purchasing a Chevron branded product from Marketer to (or suggest or recommend to any such customer that the customer) cease purchasing such Chevron product and instead purchase a competitive product from Marketer. Marketer agrees to assist in the administration of any promotional programs Chevron may establish for its retailer or other customers. Marketer agrees to distribute to Marketer’s customers such promotional materials supplied by Chevron as Chevron may from time to time reasonably request.

11. Oil Spills.

If a petroleum product spill occurs anywhere in connection with Marketer’s performance of this agreement, Marketer shall promptly notify Chevron and the appropriate governmental authorities and shall take immediate action to clean up the spill and prevent further damage. Upon receipt of such notification, Chevron shall have the right, at its election, to provide, or cause to be provided, to Marketer such additional manpower, equipment and material as in Chevron’s sole discretion are deemed reasonable to complete the clean-up in a satisfactory manner. Marketer shall pay and be responsible for, and Marketer’s indemnity obligation under section 17 of this agreement shall include, but not be limited to, all costs and expenses incurred in connection with the clean-up operations, including reimbursement to Chevron for all of its costs and expenses, and all fines, charges, fees or judgments imposed or levied by any Federal, state or local governmental agency as a result of such spill, except in the event the spill resulted solely from any act or omission on the part of Chevron or Chevron’s employees.

12. Sale of Marketer’s Business.

(a) Offer to Transfer Assets. Subject to any valid requirements of any applicable statute, if at any time during the term of this agreement, Marketer desires to sell, lease or otherwise transfer all or any part of the assets (including but not limited to real or personal property, contract rights, accounts receivable, customer lists and other intangible assets) then used by Marketer in the distribution and sale of petroleum products purchased under this agreement (other than as collateral for a loan from a financial institution or any other transfer in the ordinary course of Marketer’s business), and Marketer receives a bona fide offer for the same which Marketer wishes to accept, Marketer shall immediately notify Chevron in writing of the terms thereof and provide Chevron with a complete copy of the executed written agreement or other documents embodying such offer which contain all of the terms and conditions between the parties, with no material terms yet to be negotiated, together with copies of all information regarding Marketer’s business supplied to the offeror by Marketer, and all information and documentation required by section 16 of this agreement.

(b) Chevron’s Right of First Refusal. Chevron shall have the right to acquire such interest of Marketer at the price and on the terms of such offer if Chevron, within sixty (60) days after Chevron’s receipt of such written notice from Marketer of any such offer (together with all documents and other information required by this section 12 and section 16), notifies Marketer in writing of Chevron’s exercise of such option. If Chevron exercises such right, the transaction shall be consummated within thirty (30) days after delivery to Marketer of Chevron’s notice of exercise or at such later date as may be specified in the offer and Marketer shall, prior to such date and at Marketer’s expense, do all things necessary or desirable in order to give Chevron title to the interest being acquired free from the claims of Marketer’s creditors. If Chevron does not exercise such right, Marketer may, at any time within six months after the expiration of such 60-day period, but no later, sell, lease or otherwise transfer such interest, but only to the original offeror and only upon the terms of the offer submitted by Marketer to Chevron.

(c) General. Chevron’s rights hereunder shall continue to apply until Marketer’s entire interest is transferred in accordance herewith. An offer by a third party to exchange other property interests owned or to be acquired by it for any interest of Marketer shall be deemed to constitute an offer to purchase for a price equal to the fair market value of the property offered in exchange. Nothing herein shall be construed as a consent by Chevron to any such sale, lease or transfer or a waiver of any of Chevron’s rights under section 16 hereof or under any other agreement between Marketer and Chevron. Chevron shall have the right to assign its rights under this section 12 to a third party.

13. Prevention of Performance; Shortage of Supply.

(a) Force Majeure. There shall be no obligation to sell or deliver or to receive or use the petroleum products covered by this agreement when and while, and to the extent that, the receiving or using or manufacture or making deliveries in the customary manner is prevented or hindered by act of God, fire, riot, labor disturbances (whether involving employees of the party affected or of others and regardless of whether the disturbance could be settled by acceding to the demands of a labor group), accident, war or the acts of any government (whether foreign or domestic, Federal, state, county or municipal) or any causes beyond the reasonable control of the party affected, whether or not similar to any of the foregoing causes. In cases of partial or total interruption or loss or shortage of transportation facilities or supplies, or shortage of products deliverable hereunder, Chevron may allocate deliveries of available products among Marketer, Chevron’s other customers, contract or otherwise, including Chevron’s affiliates, and Chevron for its own use, on any basis which in Chevron’s sole judgment is fair and reasonable, allowing for such priorities as Chevron deems appropriate. No such reduction need be made up.

(b) Shortage of Supplies. Due to uncertainties in the supply/demand situation (which may include a decision by Chevron that the costs of some crude oil and petroleum products which might be available are unreasonable), Chevron may not have sufficient supplies of one or more of the petroleum products covered by this agreement to meet the full requirements of Marketer, of Chevron’s other customers, contract or otherwise, including Chevron’s affiliates, and of Chevron for its own use. Whenever that situation exists and Chevron’s performance hereunder is not otherwise excused, Chevron may allocate deliveries of available products on any basis which in Chevron’s sole judgment is fair and reasonable, allowing for such priorities as Chevron deems appropriate. No such reduction need be made up.

(c) Allocation. Allocation is fair and reasonable even if it is based on a shortage in the then contemplated sources of supply or a general shortage in Chevron’s system or on historical or planned deliveries. “Chevron’s system” means the supply system of Chevron’s parent company, Chevron Corporation, and its wholly owned subsidiaries.

14. Termination.

(a) Marketer’s Right to Terminate This Agreement. Marketer may terminate this agreement without cause at any time during the term hereof upon giving Chevron written notice of such termination.

(b) Chevron’s Right to Terminate This Agreement (other than for market withdrawal). Chevron may, in addition to its other remedies, including but not limited to the right to terminate this agreement as otherwise provided herein, terminate this agreement upon giving Marketer ninety (90) days’ prior written notice of such termination or, if it would not be reasonable for Chevron to give ninety (90) days’ prior written notice, at Chevron’s election upon giving Marketer prior notice for such lesser period as is reasonable in the circumstances, if any one of the following occurs:

(1) Breach. Marketer by act or omission breaches or defaults on any covenant, condition or other provision of this agreement; or

(2) Failure to Exert Good Faith Efforts to Honor Agreement. Marketer fails to exert good faith efforts to carry out the provisions of this agreement following written notice to Marketer from Chevron of such failure and a reasonable opportunity to exert good faith efforts to carry out such provisions; or

(3) Failure to Pay Chevron in a Timely Manner. Marketer fails to pay to Chevron in a timely manner when due all sums to which Chevron is legally entitled (whether or not such sums are owed under this agreement); or

(4) Noncompliance with Applicable Laws. Marketer knowingly fails to comply with Federal, state or local laws and regulations relevant to Marketer’s performance of this agreement; or

(5) Trademark Violation. Willful adulteration, commingling, mislabeling or misbranding of motor fuels or other violations by Marketer of trademarks utilized by Chevron; or

(6) Unlawful or Deceptive Acts. Unlawful, fraudulent or deceptive acts or practices or criminal misconduct by Marketer relevant to Marketer’s performance of this agreement; or

(7) Inducement of Breach of Third-party Contract. Marketer knowingly induces the breach by a third party of a contract between Chevron and the third party; or

(8) Felony Conviction. Conviction of Marketer of any felony involving moral turpitude; or

(9) Other Events. Any other event which is relevant to the relationship between Chevron and Marketer and as a result of which termination of this agreement is reasonable.

Without limitation on the foregoing, it is agreed that upon the occurrence of any of the events specified in clauses (5) through (8) of this paragraph (b) it would not be reasonable to require Chevron to give ninety (90) days’ prior written notice, that ten (10) days’ notice would be reasonable in the circumstances, and that in any such circumstance Chevron may elect to terminate this agreement upon giving Marketer ten (10) instead of ninety (90) days’ prior written notice of such termination.

(c) Market Withdrawal. If during the term hereof Chevron decides to withdraw from marketing motor fuel in Marketer’s area of primary responsibility through retail outlets identified by Chevron’s insignia, Chevron may terminate this agreement by giving Marketer one hundred eighty (180) days’ prior written notice of such termination and otherwise complying with any applicable requirements of law, including the Federal Petroleum Marketing Practices Act.

(d) Marketer’s Death. This subsection (d) applies if Marketer is an individual. If any applicable statute (i) limits Chevron’s ability to terminate this agreement in the event of Marketer’s death or (ii) allows Marketer to designate a successor-in-interest in the event of Marketer’s death, Chevron and Marketer shall comply with the requirements of such statute. Absent such a statute, or absent a valid designation by Marketer of a successor-in-interest under such a statute, or if Marketer’s designated successor-in-interest does not qualify under the statute or elects not to assume Marketer’s obligations under this agreement, Chevron may terminate this agreement following Marketer’s death, upon giving ninety (90) days’ prior written notice of such termination to Marketer’s estate, if:

(1) Marketer’s estate does not assign its rights under this agreement within six (6) months following Marketer’s death to an assignee meeting all of Chevron’s then-current qualifications for prospective Chevron marketers, or

(2) Such assignee does not assume in writing within six (6) months following Marketer’s death all of Marketer’s obligations under this agreement.

(e) No Implied Waiver or Release. Waiver by Chevron of one or more breaches or defaults hereunder by Marketer shall not be deemed to be a waiver of any other or continuing breach or default hereunder. Termination of this agreement shall not relieve Marketer of responsibility for obligations incurred prior to termination.

(f) Sale of Products After Expiration of Term. If Chevron continues to accept orders from Marketer for the petroleum products covered hereby following expiration of the term of this agreement, such sales shall be upon all of the terms and conditions hereof; provided that such sales shall not be construed to evidence a renewal of this agreement by operation of law or otherwise, but shall imply only an agreement from day to day, which Chevron may (subject to any valid requirements of any applicable statute) terminate without cause at any time upon giving Marketer written notice of such termination.

15. Exchange Terminals.

(a) Termination of Exchange Agreements. Each of the following delivery points is an exchange terminal at which petroleum products are made available to Chevron pursuant to a product exchange agreement between Chevron and a third party:

AUSTIN TX TRM FLINT HILLS RES

BROWNSVILLE TX TRM CITGO

CORPUS CHRISTI TX TRM FLNT HIL

HARLINGEN TX TRM VALERO

HEARNE TX TRM EXXONMOBIL

LAREDO TX TRM VALERO

SAN ANTONIO TX TRM FLINT HILL

VICTORIA TX TRM CITGO

PASADENA TX TRM KINDER MORGAN

CADDO MILLS TX TRM TRUMAN

CENTER TX TRM EXXONMOBIL

SAN ANTONIO TX TRM CITGO

ODESSA TX TRM MAGELLAN

SAN ANGELO TX TRM PRIDE

ABERNATHY TX TRM VALERO

BEAUMONT TX TRM EXXONMOBIL

Each such exchange agreement is terminable at any time by either party thereto without cause upon short notice – typically thirty (30) to sixty (60) days’ notice. If any such exchange agreement is terminated by either party thereto (and Chevron may do so in its absolute discretion), Chevron may terminate its obligations under section 4 of this agreement to deliver petroleum products to Marketer at the applicable delivery point upon giving Marketer ninety (90) days’ prior written notice of such termination or, if it would not be reasonable for Chevron to give ninety (90) days’ prior written notice, at Chevron’s election upon giving Marketer prior notice of such lesser period as is reasonable in the circumstances. If Chevron’s obligations to make deliveries at a particular delivery point are terminated pursuant hereto, Chevron’s maximum sales obligation under section 3 of this agreement for each product previously delivered to Marketer at that delivery point shall be reduced by the maximum percentage of Chevron’s maximum sales obligation for each such product available to Marketer at that delivery point as set forth in section 4 of this agreement.

(b) Alternative Supply Arrangements. If any such exchange agreement is terminated and Chevron is able to make alternative arrangements, on terms and conditions which are (in its sole judgment) satisfactory to Chevron, for the supply of petroleum products to Marketer at the applicable delivery point, Chevron’s obligations hereunder shall be subject to all of the terms and conditions of such alternative supply arrangements. If only limited quantities of petroleum products are available to Chevron at such delivery point under such alternative supply arrangements, Chevron may allocate deliveries of available products in the manner set forth for other circumstances in section 13 of this agreement. No such reduction need be made up. Upon termination of such alternative supply arrangements, Chevron shall have the right, pursuant to paragraph (a) of this section 15, to terminate its obligations to make deliveries at the applicable delivery point and proportionately to reduce its maximum sales obligations to Marketer.

(c) Termination of Supply at All Delivery Points. If pursuant hereto Chevron’s obligation to sell petroleum products to Marketer has been terminated with respect to all delivery points and Chevron therefore no longer has any remaining obligation hereunder to sell petroleum products to Marketer, this agreement shall automatically terminate without further notice to Marketer.

(d) Exchange Terminal Rules and Regulations. Marketer shall comply with all applicable rules and regulations of any exchange terminal in effect at the time of delivery, including but not limited to any requirement that Marketer provide specified insurance coverage.

16. Assignment.

(a) Assignment by Marketer. This agreement is personal to Marketer and Marketer shall not, subject to any valid requirements of any applicable statute, assign any rights or delegate any duties that Marketer may have under this agreement, either voluntarily, involuntarily or by operation of law, or otherwise, without the prior written consent of Chevron. Marketer shall advise Chevron in writing of any proposed assignment, and shall provide Chevron such information and documentation relating to the proposed assignment and assignee as Chevron may reasonably require, including but not limited to a fully completed Marketer Application in Chevron’s then-current form, together with all financial statements and other attachments designated in such application, and all information and documentation required by section 12 of this agreement.

(b) Change in Control of Corporation. This paragraph (b) applies if Marketer is a corporation. Any sale, conveyance, alienation, transfer or other change of interest in or title to or beneficial ownership of any voting stock of Marketer (or securities convertible into voting stock of Marketer) which results in a change in the control of Marketer, whether voluntarily, involuntarily, by operation of law, merger or other corporate proceedings, or otherwise, shall be construed as an assignment of Marketer’s rights under this agreement. A change in the control of

Marketer shall be deemed to occur whenever a party gains the ability to influence the business and affairs of Marketer directly or indirectly. A party who owns twenty-five percent (25%) or more of the voting stock of Marketer (or securities convertible into such voting stock) shall be deemed to have such ability. Thus, for example, the following would constitute an assignment of Marketer’s rights hereunder and require Chevron’s prior written consent under paragraph (a) of this section 16: (i) the transfer of 25% or more of the voting stock of Marketer, (ii) the transfer of a lesser percentage of such stock to an existing stockholder who thereby would own 25% or more of Marketer’s voting stock, or (iii) the transfer of a lesser percentage of such stock which as a practical matter results in a change in the control of Marketer.

(c) Change in Control of Partnership. This paragraph (c) applies if Marketer is a partnership. Any sale, conveyance, alienation, transfer or other change of interest in or title or beneficial ownership of any partnership interest in Marketer which results in a change in the control of Marketer, whether voluntarily, involuntarily, by operation of law, or otherwise, shall be construed as an assignment of Marketer’s rights under this agreement. A change in the control of Marketer shall be deemed to occur whenever a party gains the ability to influence the business and affairs of Marketer directly or indirectly. A party who owns twenty-five percent (25%) or more of a partnership (whether a general or a limited partnership), or 25% of the general partnership interests in a limited partnership, shall be deemed to have such ability. Thus, for example, the following would constitute an assignment of Marketer’s rights hereunder and require Chevron’s prior written consent under paragraph (a) of this section 16: (i) the transfer of 25% or more of the beneficial interest in Marketer, (ii) the transfer of 25% or more of the general partnership interests in Marketer, (iii) the transfer of a lesser percentage of such interests in Marketer to an existing partner who would thereby own 25% or more of the total partnership or 25% or more of the general partnership interests in Marketer, or (iv) the transfer of a lesser percentage of such partnership interests which as a practical matter results in a change in the control of Marketer.

(d) Assignment by Chevron. Chevron shall have the right at any time to assign its rights and delegate its duties under this agreement without Marketer’s consent. In the event of any such assignment by Chevron, the prices to be paid by Marketer pursuant to section 5 hereof shall be such prices as may be set in good faith by the transferee.

(e) Assignment does not relieve either party of its obligations. Any such assignment or other transfer by Marketer or Chevron shall not relieve Marketer or Chevron of their obligations under this agreement.

17. Indemnity.

Marketer shall indemnify, defend and hold harmless Chevron, Chevron Corporation, the subsidiary and affiliated companies of each of them (collectively “Chevron and its affiliates”), and their respective directors, employees and agents, from and against any and all expenses (including attorneys’ fees), liabilities and claims of whatsoever kind and nature, including but not limited to those for damage to property (including property of Marketer) or for injury to or death of any person (including Marketer), directly or indirectly arising or alleged to arise out of or in any way connected with the storage, handling, distribution, sale or use of any petroleum products purchased hereunder, or with the maintenance, upkeep, repair, replacement or operation of any premises used by Marketer in connection with this agreement or anything located thereon, including any act or omission of Marketer or Marketer’s agents or employees in the performance of this agreement, or in the operation of any vehicle or vehicles in connection with Marketer’s business.

18. Insurance.

(a) Insurance to be Maintained by Marketer. Without in any way limiting Marketer’s indemnity obligation under section 17 of this agreement, Marketer shall maintain at Marketer’s own expense during the term of this agreement the insurance specified below with respect to Marketer’s operations in connection with this agreement:

(1) Employees. Workers’ Compensation and Employer’s Liability Insurance as prescribed by applicable law;

(2) General Liability. Comprehensive or Commercial General Liability (Bodily Injury and Property Damage) Insurance of not less than $1,000,000 combined single limit per occurrence, including the following supplementary coverage: (i) Contractual Liability Insurance to cover liability assumed under this agreement and (ii) Product and Completed Operations Liability Insurance;

(3) Vehicles. Automobile Liability (Bodily Injury and Property Damage) Insurance of not less than $1,000,000 combined single limit per occurrence, on all owned, non-owned and hired vehicles; and

(4) Other Legal Requirements. Any other insurance or surety bonding that may be required under the laws, ordinances and regulations of any governmental authority, including the Federal Motor Carrier Act of 1980 and all rules and regulations of the Department of Transportation.

(b) Other Insurance Requirements. The insurance specified in paragraph (a) of this section 18 shall be issued by insurance companies which meet Chevron’s financial standards for insurers (as established by Chevron from time to time) and shall require the insurer to provide Chevron with ten (10) days’ prior written notice of any cancellation or material change in the insurance. The insurance specified in clauses (2), (3) and (4) of paragraph (a) shall name Chevron and its affiliates as additional insureds.

(c) Proof of Insurance. Marketer shall furnish Chevron with certificates or other documentary evidence satisfactory to Chevron of the insurance required to be maintained by Marketer under this section 18. If Marketer fails to do so as to any of the required insurance, then Chevron, in addition to such other remedies as it may have, shall have the right to purchase such insurance at Marketer’s expense. Marketer shall upon demand promptly reimburse Chevron for the cost of any insurance purchased by Chevron for Marketer’s account under this paragraph (c).

19. Motor Fuel Regulations.

(a) Compliance Requirements. The petroleum products covered by this agreement include products that are subject to Federal air pollution laws and regulations controlling fuels and fuel additives for use in motor vehicles and motor vehicle engines. Those laws and regulations require motor fuels to meet product specifications designed to minimize harmful emissions, and impose directly on Marketer, any distributor, reseller, retailer or wholesale purchaser-consumer (as defined in such regulations) receiving regulated motor fuels from Marketer (“Marketer’s motor fuel customers”) and Chevron specific legal obligations in selling and distributing regulated motor fuels. Chevron has established certain programs and procedures for handling regulated motor fuels to achieve compliance with these governmental requirements and reduce liability exposure for noncompliance. Marketer recognizes the importance to Chevron, Marketer and the public of Marketer and Marketer’s motor fuel customers meeting fully all governmental motor fuel requirements. Accordingly, Marketer shall comply with, and shall cause Marketer’s motor fuel customers to comply with, Chevron’s current and future programs and procedures for handling regulated motor fuels, as set forth in Chevron’s Motor Fuel Quality Compliance Manual or other written communications that Chevron has distributed or may in the future distribute to Marketer. Marketer shall require Marketer’s motor fuel customers to follow Chevron’s programs and procedures for handling regulated motor fuels by written agreement in a form approved by Chevron. Chevron does not represent or warrant that following its programs and procedures for handling regulated motor fuels will ensure compliance with all governmental motor fuel requirements. Marketer is independently responsible for complying fully with all applicable Federal, state and local laws and regulations pertaining to motor fuels, and for causing Marketer’s motor fuel customers to so comply.

(b) Product Testing. Marketer shall promptly advise Chevron if Marketer has any indication that contamination of motor fuel may have occurred in order that Chevron may, at its option, conduct a test of such product. Chevron’s representatives shall have the right at any time to enter upon the premises where motor fuels purchased hereunder are stored by or for Marketer and to take such quantities of such products as they deem necessary to check the quality of the product, compensating Marketer (at Marketer’s cost, which for this purpose shall be based on Chevron’s price to Marketer hereunder in effect at the time such product is taken, or, at Chevron’s option, in kind) for any product so taken.

(c) Indemnity. Marketer’s indemnity obligation under section 17 of this agreement shall include, but not be limited to, any and all expense, liability, claims, fines, civil penalties or demands which may arise or be assessed as a result of any act or omission of Marketer, Marketer’s agents, employees or carriers or of Marketer’s motor fuel customers in handling motor fuel purchased hereunder, or as a result of failure by any of them to follow Chevron’s programs and procedures for handling motor fuel.

(d) Noncompliance. If Marketer fails to comply with the requirements of this section 19 with regard to any particular motor fuel product, then Chevron, in addition to such other remedies as it may have, shall have the right to terminate delivery to Marketer of the motor fuel product in question or to suspend such delivery until Chevron is satisfied that Marketer is again in compliance herewith.

20. Notices; Confidential Information.

(a) Notices. Any and all written notices to be given hereunder shall be posted by certified mail or personally delivered to the other party at the address set forth below, or at such other address as either party may designate by written notice to the other. Any such notice shall be deemed received when deposited in the United States mail with postage fully prepaid thereon or when personally delivered.

Chevron	Marketer
Chevron Products Company Business Processing Group	555 EAST AIRTEX DR HOUSTON, TEXAS, 770736099
4800 Fournace Place Bellaire, TX 77401-2324

(b) Confidential Information. Marketer agrees that all materials, technology and information made available to Marketer and not to the general public by or at the direction of Chevron at any time before or during the term of this agreement through any means of communication (collectively “Confidential Information”) shall be considered proprietary trade secrets of Chevron. Without limitation on the generality of the foregoing, Confidential Information includes information about or derived from a Chevron web site or a web site maintained by a third party designated by Chevron, which is accessible by Marketer but not the general public. Marketer shall keep confidential all Confidential Information and use it only in connection with Marketer’s operations as an authorized reseller of Chevron products. Marketer shall not disclose Confidential Information to anyone other than Marketer’s employees, agents or contractors who have a need to know Confidential Information to assist such operations, and Marketer shall cause any such person to whom Marketer discloses Confidential Information to keep it confidential and not to disclose it to anyone else. Upon Chevron’s request, Marketer shall promptly return or destroy all Confidential Information disseminated in written, electronic or machine-readable form, and all notes, documents and computer files containing Confidential Information, and all copies of the foregoing. Marketer shall notify Chevron promptly in the event Marketer is required by legal process to disclose any Confidential Information, and make reasonable efforts to obtain an appropriate protective order for any such required disclosure of Confidential Information.

21. Prior Agreements.

This agreement shall not become effective if, prior to the commencement of the term hereof, Chevron notifies Marketer of Chevron’s election to exercise any right Chevron may have to terminate any prior agreement with Marketer covering the sale by Chevron of petroleum products to Marketer. In such event this agreement shall be null and void. Subject to the foregoing, effective as of the commencement of the term hereof, this agreement terminates and supersedes any prior agreements between Marketer and Chevron and its affiliates relating to the subject matter hereof, provided that any outstanding breach by Marketer of any such prior agreement shall be deemed to be a breach of this agreement. No modification of this agreement, and no waiver of any provision hereof, shall be binding on Chevron unless in writing and signed by Chevron.

22. Deliveries to Contract Accounts.

(a) Chevron’s Contract Customers. Marketer shall, at Chevron’s request and as Chevron’s agent, make deliveries of petroleum products for Chevron’s account to those customers under contract with Chevron (“contract customers”) specified in Exhibit B hereto and to such other contract customers as Chevron may from time to time specify during the term hereof. Contract customers may include, without limitation, local, state and Federal governments, retail retailers, certain consumers and other resellers. Marketer shall be credited by Chevron at Marketer’s cost for the particular petroleum product involved, based on Chevron’s price to Marketer hereunder in effect at the time that Marketer makes such delivery. Each such delivery by Marketer shall constitute a return to Chevron’s inventory of the petroleum product so delivered and not a resale of the petroleum product by Marketer to Chevron, and the quantities of petroleum products so delivered shall not constitute a part of the maximum quantities specified in section 3 of this agreement.

(b) Nonexclusive Arrangement. Chevron reserves the right at any time to withdraw its request for deliveries by Marketer to some or all contract customers and to make such deliveries itself.

(c) Mode of Delivery. In addition to deliveries from Marketer’s trucks into the storage facilities of contract customers, Marketer shall, at Chevron’s request, make deliveries into contract customers’ trucks at Marketer’s storage facilities, and Marketer shall provide unimpeded and adequate access to Marketer’s storage facilities during normal business hours to enable contract customers to receive deliveries of petroleum products.

(d) Credit Deliveries. In making deliveries for Chevron’s account to contract customers, Marketer shall confine all credit deliveries, both as to time and money limits, within the authority given to Marketer by Chevron in writing. If Marketer makes any credit deliveries in excess of written authorization either as to time or money limits, Marketer shall pay Chevron upon demand the amount of such sale price which on the date of such demand remains unpaid to Chevron, and Chevron may set off such unpaid price against any sums then or thereafter due to Marketer from Chevron.

(e) Compensation. As Marketer’s sole compensation for making deliveries to contract customers, on or before the twentieth (20th) day of each month during the term hereof Chevron shall pay Marketer the service charges specified in Exhibit B hereto on all deliveries of petroleum products made by Marketer during the preceding calendar month to the contract customers specified in Exhibit B and shall pay Marketer such service charges as may be later agreed upon by Chevron and Marketer on all deliveries of petroleum products made by Marketer during the preceding month to such other contract customers as Chevron may specify during the term hereof.

23. Marketer Application; Conflicts of Interest.

(a) Marketer Application. Marketer represents and warrants that all information set forth in Marketer’s written application to become a Chevron Marketer and all other written information, including but not limited to financial statements, submitted by Marketer in connection with such application was at the time of submission true, accurate and complete, and did not omit any material fact necessary to make the information submitted, in light of the circumstances under which it was submitted, not misleading.

(b) Residency. Marketer represents and warrants that Marketer is a citizen or lawful permanent resident of the United States. Marketer shall upon request furnish Chevron with proof of Marketer’s citizenship or immigration status.

(c) Sales or Earnings Projections Disclaimer. Due to the various factors which may affect the performance of an individual marketer’s business, Chevron does not supply statements of estimated or projected sales or earnings to prospective Chevron Marketers, nor does Chevron represent that Chevron Marketers will earn or are likely to earn a profit. And no employee of Chevron has been or is authorized to make such statements.

(d) Conflicts of Interest. Except as otherwise expressly provided herein, neither Marketer nor any director, employee or agent of Marketer shall give to or receive from any director, employee or agent of Chevron and its affiliates any gift, entertainment or other favor of significant value, or any commission, fee or rebate, in connection with this agreement. Neither Marketer nor any director, employee or agent of Marketer shall, without Chevron’s prior written consent, enter into or maintain any business arrangement with any director, employee or agent of Chevron and its affiliates unless such person is acting as a representative of and on behalf of Chevron and its affiliates.

(e) Violation. In the event of any violation of this section 23, including any breach of the warranties set forth in this section 23 or any other violation occurring prior to the commencement of the term hereof which resulted directly or indirectly in Chevron entering into this agreement, Chevron shall have the right to terminate this agreement. Marketer shall immediately notify Chevron upon acquiring knowledge of any violation of this section 23.

SUSSER PETROLEUM CO LLC		CHEVRON PRODUCTS COMPANY

By	/S/ Rocky Dewbre	By	/S/ G.A. [illegible]

EXHIBIT A

TO

CHEVRON BRANDED MARKETER AGREEMENT

Sample calculation under sections 3(e) and 3(f) of the Marketer Agreement when Chevron and Marketer have entered into an Authorization Agreement for new retail outlets and other retail outlets have become inactive. Calculation of Marketer’s maximum entitlement of motor gasoline for February 2006:

Assumptions:

(1)	Marketer’s purchases of motor gasoline from Chevron for the period February 1, 2005 through January 31, 2006 were 12,000,000 gallons.

(2)	7,200,000 gallons were lifted from delivery point 1 and 4,800,000 gallons were lifted from delivery point 2.

(3)	Chevron and Marketer executed an Authorization Agreement for a new retail outlet with a Start Date of September 15, 2005, with an annual motor gasoline volume of 1,000,000 gallons for the prior year to be supplied from delivery point 1.

(4)	On June 1, 2005 the Marketer debranded a former Chevron station supplied from delivery point 2, which had monthly volumes for February, March, April and May, 2005, of 50,000 gallons, 60,000 gallons, 50,000 gallons, and 40,000 gallons, respectively.

(5)	The applicable Seasonal Monthly Percentages for gasoline for delivery point 1 are: 5% for January; 7% for February; 8% for March; 10% for April, May, June, July, August and September; 8% for October; 7% for November; and 5% for December.

(6)	The applicable Seasonal Monthly Percentages for gasoline for delivery point 2 are: 7% for January; 8% for February; 8% for March; 9% for April, May, June, July; 10% for August and September; 8% for October; 7% for November; and 6% for December.

Calculation 1—new outlet:

(1)	Under section 3(c), the Terminal Annual Quantities are initially 7,200,000 gallons of motor gasoline for delivery point 1.

(2)	Under section 3(e), this amount is increased by a percentage of 1,000,000 to reflect the new outlet.

(a)	That percentage is determined by adding the applicable Seasonal Monthly Percentages for February, March, April, May, June, July, August = 7% + 8% + 10% + 10% + 10% + 10% + 10% = 65%.

(b)	65% of 1,000,000 gallons = 650,000 gallons.

(c)	Terminal Annual Quantities at delivery point 1 after new outlet = 7,200,000 gallons + 650,000 gallons = 7,850,000 gallons.

(3)	Chevron’s maximum sales obligation for motor gasoline at delivery point 1 for February 2006 = 7,850,000 times 7% (the Seasonal Monthly Percentage for February for delivery point 1) = 549,500 gallons.

A-1

Calculation 2—inactive outlet:

(1)	Under section 3(c), the Terminal Annual Quantities are initially 4,800,000 gallons of motor gasoline for delivery point 2.

(2)	Under section 3(f), this amount is reduced to reflect sales during the 12-month period at the inactive outlet. Terminal Annual Quantities at delivery point 2 after reduction = 4,800,000 gallons – 200,000 gallons = 4,600,000.

(3)	Chevron’s maximum sales obligation for motor gasoline at delivery point for February 2006 = 4,600,000 times 8% (the Seasonal Monthly Percentage for February for delivery point 2) = 368,000 gallons.

A-2

EXHIBIT B

TO

CHEVRON BRANDED MARKETER AGREEMENT

Pursuant to section 22 of this agreement, for requested deliveries by Marketer for Chevron’s account to the contract customers specified below, Chevron shall pay Marketer the following service charges:

THIS EXHIBIT IS NOT APPLICABLE.